Exhibit 10.2
PROMISSORY NOTE

PURCHASER:	Aequitas CarePayment Founders Fund, LLC 5300 Meadows Road, Suite 400 Lake Oswego, Oregon 97035	SELLER:	CarePayment Technologies, Inc. 5300 Meadows Road, Suite 400 Lake Oswego, Oregon 97035 Telephone: (503) 419-3500

Principal Amount: $2,000,000.00	Interest Rate: 5.0%	Date of Note: April 15, 2010

1.      PROMISE TO PAY.   Aequitas CarePayment Founders Fund, LLC, a Delaware limited liability company (“Purchaser”), promises to pay to the order of CarePayment Technologies, Inc., an Oregon corporation (“Seller”), in lawful money of the United States of America, the principal amount of Two Million and 00/100 Dollars ($2,000,000.00), together with interest on the unpaid principal balance from the date of disbursement until paid in full.  Purchaser will pay Seller at Seller’s address shown above or at such other place as Seller may designate in writing.

2.      PURPOSE.  This Note is issued pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement between Purchaser and Seller of even date herewith (the “Purchase Agreement”) and is subject to all of the terms thereof.  Capitalized terms used herein which are not otherwise defined, if any, shall have the meanings ascribed to them in the Purchase Agreement.

3.      INTEREST RATE AND PAYMENT.  Interest shall accrue on the unpaid balance of this Note at the rate of 5.0% per annum on the unpaid principal balance and shall be calculated on the basis of a 365-day year and actual days elapsed.

4.      MATURITY; APPLICATION OF PAYMENTS.  The outstanding principal balance and all accrued and unpaid interest shall be due and payable on or before April 15, 2011 (the “Maturity Date”).  Provided, however, that after the occurrence of an Event of Default, the outstanding principal and all accrued interest shall be payable on demand.  Unless otherwise agreed or required by applicable law, payments will be applied first to expenses for which Purchaser is liable hereunder (including unpaid collection costs and late charges), next to accrued and unpaid interest, and the balance to principal.  In addition, the outstanding principal balance and all accrued and unpaid interest shall be due and payable in the event of (1) a sale of all or substantially all of the assets of Purchaser, or (2) the transfer of ownership or beneficial interest, by merger or otherwise, of 25% or more of the membership interests of Purchaser.

5.      PREPAYMENT.  All or any portion of this Note may be prepaid at any time.  Purchaser agrees not to send Seller payments marked “paid in full”, “without recourse”, or similar language.  If Purchaser sends such payment, Seller may accept it without losing any of Seller’s rights under this Note, and Purchaser will remain obligated to pay any further amount owed to Seller.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of any disputed amount must be mailed or delivered to Seller at the address above.

6.      INTEREST AFTER DEFAULT.  Upon default, including failure to pay all amounts due upon final maturity of this Note, Seller may, at its option without notice to Purchaser and if permitted by applicable law, increase the interest rate of this Note by 5.00 percentage points (500 basis points).  The interest rate will not exceed the maximum rate permitted by law.

7.      DEFAULT.  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

(a)  Payment Default.  Purchaser fails to make any payment when due under this Note.

(b)  Other Defaults.  Purchaser fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in the Purchase Agreement or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Seller (or an affiliate of Seller) and Purchaser.  If any failure, other than a failure to pay money, is curable and if Purchaser has not been given a notice of a similar breach within the preceding 12 months, it may be cured (and no Event of Default will have occurred) if Purchaser, after delivery of written notice from Seller demanding cure of such failure: (a) cures the failure within 15 days; or (b) if the cure requires more than 15 days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance within 60 days after notice is sent.

(c)  Default in Favor of Third Parties.  Purchaser defaults under any loan, extension of credit, security agreement, purchase or sale agreement (including Purchaser’s agreement to purchase 1,000,000 shares of Series D Convertible Preferred Stock from Aequitas Commercial Finance, LLC), or any other agreement in favor of any other creditor or person that may materially affect any of Purchaser’s property or Purchaser’s ability to repay this Note or perform Purchaser’s obligations under this Note or the Purchase Agreement.

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(d)  False Statements.  Any warranty, representation or statement made or furnished to Seller by Purchaser or on Purchaser’s behalf under this Note or the Purchase Agreement is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

(e)  Dissolution, Insolvency, etc.  The dissolution of Purchaser (regardless of whether election to continue is made), or any other termination of Purchaser’s existence as a going business, the insolvency of Purchaser, the appointment of a receiver for any part of Purchaser’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Purchaser.

(f)  Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Purchaser or by any governmental agency against any Collateral securing the Loan.

(g)  Adverse Change.  A material adverse change occurs in Purchaser’s financial condition, or Seller reasonably believes the prospect of payment performance of this Note has been impaired.

(h)  Insecurity.  Seller in good faith believes itself insecure.

8.      LENDER RIGHTS.  Upon the occurrence of an Event of Default, Seller may declare the entire unpaid principal balance of this Note and all unpaid interest and other amounts outstanding, including any prepayment charge which Purchaser would be required to pay, immediately due and payable, without notice of any kind to Purchaser, and Purchaser will pay that amount.  In the case of an Event of Default of the type described in the “Dissolution, Insolvency, etc.” subsection above, such acceleration shall be automatic and not optional.

9.      ATTORNEYS’ FEES; EXPENSES.  Seller may hire or pay someone else to help collect this Note if Purchaser does not pay.  Purchaser will pay Seller that amount.  This includes, subject to any limits under applicable law, Seller’s reasonable attorneys’ fees and legal expenses, whether or not there is a lawsuit, including without limitation attorneys’ fees and expenses incurred by Seller at trial, on appeal and in any arbitration or bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction).  If not prohibited by applicable law, Purchaser also will pay any court costs, in addition to all other sums provided by law.

10.    ASSIGNMENTS. Purchaser acknowledges that Seller may sell and assign its interest in this Note, the payments due hereunder and all Related Documents, in whole or in part, or participations therein, to an assignee (the “Assignee”) which may be represented by a bank or trust company acting as a trustee of such Assignee.  BORROWER ACKNOWLEDGES THAT ANY ASSIGNMENT OR TRANSFER BY LENDER OR ANY ASSIGNEE SHALL NOT MATERIALLY CHANGE BORROWER’S OBLIGATIONS UNDER THE ASSIGNED NOTE.  Any Assignee shall be entitled to enforce all the rights so assigned but be under no obligation to Purchaser to perform any of Seller’s obligations under the assigned Note, the sole remedy of Purchaser being against Seller with Purchaser’s right against Seller being unaffected except as provided herein.  Purchaser agrees that upon notice of assignment of this Note, it shall pay directly to the Assignee, unconditionally, all amounts which become due hereunder.  Purchaser specifically covenants and agrees that it will not assert against any Assignee any claims by way of abatement, defense, set-off, counterclaim, recoupment or otherwise which Purchaser may have against Seller or any third party, and BORROWER SHALL NOT ASSERT AGAINST SUCH ASSIGNEE IN ANY ACTION FOR NOTE PAYMENTS OR OTHER MONEYS PAYABLE HEREUNDER ANY DEFENSE EXCEPT THE DEFENSE OF PAYMENT TO SUCH ASSIGNEE.  Upon Seller’s request, Purchaser will acknowledge to any Assignee receipt of Seller’s notice of assignment.

11.    JURY WAIVER.   LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

12.    GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with the laws of the State of Oregon.  This Note has been accepted by Seller in the State of Oregon.

13.    CHOICE OF VENUE.  If there is a lawsuit, Purchaser agrees to submit to the jurisdiction of the courts located in Portland, Oregon and waives any objections that such venue is an inconvenient forum.

14.    COLLATERAL.  Purchaser acknowledges this Note is secured by the collateral described in the Purchase Agreement and Security Agreement executed by Purchaser.

15.    SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Purchaser and Purchaser’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Seller and its successors and assigns.

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16.    GENERAL PROVISIONS.  Seller may delay or forego enforcing any of its rights or remedies under this Note without losing them.  Purchaser and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Seller may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Seller’s security interest in the Collateral and take any other action deemed necessary by Seller without the consent of or notice to anyone.  All such parties also agree that Seller may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  If there is more than one Purchaser, the obligations of each Purchaser under this Note are joint and several.

PURCHASER:

AEQUITAS CAREPAYMENT FOUNDERS FUND, LLC
By: Aequitas Investment Management, LLC, its Manager

By:	/S/ Robert J. Jesenik
Name:	Robert J. Jesenik
Title:	President

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